INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of this 31st day of October, 2006 by and between The Stratton Funds, Inc., a Maryland corporation (the “Fund”) and Stratton Management Company, a Pennsylvania corporation (the “Adviser”).

WHEREAS, the Adviser serves as investment adviser to the Stratton Small-Cap Value Fund (the “Portfolio”), a series of the Fund, pursuant to an investment advisory agreement between the Fund and the Adviser dated April 1, 1993 (the “Current Agreement”), under which the Fund pays the Adviser a base advisory fee which may be increased or decreased based on the Portfolio’s performance; and

WHEREAS, the Fund and the Adviser wish to enter into this Agreement pursuant to which the Fund will pay the Adviser a flat advisory fee without any performance adjustment and which will replace the Current Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed among the parties hereto as follows:

1. Duties of Adviser. The Fund hereby appoints the Adviser to act as investment adviser to the Portfolio for the period and on such terms set forth in this Agreement. The Fund employs the Adviser to manage the investment and reinvestment of the assets of the Portfolio, to continuously review, supervise and administer the investment program of the Portfolio, to determine in its discretion the assets to be held uninvested, to provide the Fund with records concerning the Adviser’s activities which the Fund is required to maintain, and to render regular reports to the Fund’s officers and Board of Directors concerning the Adviser’s discharge of the forgoing responsibilities. The Adviser shall discharge the foregoing responsibilities subject to the control of the officers and the Board of Directors of the Fund and in compliance with the objectives, policies and limitations set forth in the Fund’s prospectus. The Adviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

2. Portfolio Transactions. The Adviser shall select the brokers or dealers that will execute the purchases and sales of securities for the Portfolio and is directed to use its best efforts to obtain the best available price and most favorable execution of securities transactions for the Portfolio. Subject to policies established by the Board of Directors of the Fund and communicated to the Adviser, it is understood that the Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund or in respect of the portfolio, or be in breach of any obligation owing to the Fund or in respect of the Portfolio under this Agreement, or otherwise, solely by reason of its having caused the Portfolio to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for the Portfolio in excess of the amount of commission another member of an exchange, broker or dealer would have charged if the Adviser determines in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Adviser’s overall responsibilities with respect to the accounts, including the Portfolio, as to which it exercises investment discretion. The Adviser will promptly communicate to the officers and directors of the Fund such information relating to Portfolio transactions as they may reasonably request.

3. Compensation of the Adviser. As compensation for the Adviser’s services under this Agreement, the Fund will pay to the Adviser a fee, payable on the last day of each month or as soon as reasonably practicable thereafter, calculated at the annual rate of .90% of the Portfolio’s average daily net asset value; provided, however, that the fee payable by the Fund during the period beginning on the date this Agreement is approved by the Board of Directors until the end of the performance fee computation period following such approval date as determined pursuant to the Current Agreement shall be the lesser of the fee payable under this Agreement and the fee that would have been payable under the Current Agreement, in accordance with Investment Company Act Release No. 7113, issued by the Securities and Exchange Commission on April 6, 1972. The fee shall be prorated for any portion of a month during which the fee is payable.

The net asset value of the Fund shall be defined as the total assets of the Fund, less its liabilities, and shall be determined in accordance with instructions of the Board.

4. Reports. The Fund and the Adviser agree to furnish to each other such information regarding their operations with regard to their affairs as each may reasonably request.

5. Status of Adviser. The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Fund are not impaired thereby.

6. Liability of Adviser. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard by the Adviser of its obligations and duties hereunder, the Adviser shall not be subject to any liability whatsoever to the Fund, or to any shareholder of the Fund, for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of any Portfolio of the Fund.

7. Duration and Termination. This Agreement shall become effective upon approval by both (i) the Board of Directors of the Fund, including a majority of those directors who are not parties to this Agreement or interested persons of any party hereto, in the manner provided in section 15(c) of the Investment Company Act of 1940, as amended (the “1940 Act”), and (ii) the holders of a majority of the outstanding voting securities of the Portfolio (the “Effective Date”), and shall continue in effect for no more than two years after the Effective Date. Thereafter, this Agreement may continue in effect only if such continuance is approved at least annually by (i) the Fund’s Board of Directors or, (ii) the vote of a majority of the outstanding voting securities of the Portfolio; and in either event by a vote of a majority of those directors of the Fund who are not parties to this Agreement or interested persons of any such party in the manner provided in section 15(c) of the 1940 Act. This Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Board of Directors of the Fund or by vote of the holders of a majority of the outstanding voting securities of the Portfolio on 60 days written notice to the Adviser. This Agreement may be terminated by the Adviser at any time, without the payment of any penalty, upon 60 days written notice to the Fund. This Agreement will automatically terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other party at the principal office of such party.

As used in this Section 8, the terms “assignment”, “interested person”, and “a vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in section 2(a) (4), section 2(a) (19) and section 2(a) (42) of the 1940 Act and Rule 18f-2 there under.

8. Name of Adviser. The Fund agrees that if this Agreement terminates for any reason it shall promptly take such action as may be necessary to delete from its corporate name and/or the name of the Portfolio any reference to the name of the Adviser promptly after receipt from the Adviser of a written request therefore.

9. Severability. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of this 31st day of October, 2006.

ATTEST	THE STRATTON FUNDS, INC.

/s/ Michelle Whalen	/s/ Gerald M. Van Horn
Michelle Whalen	Gerald M. Van Horn
President

ATTEST	STRATTON MANAGEMENT COMPANY

/s/ Michelle Whalen	/s/ James W. Stratton
Michelle Whalen	James W. Stratton